Exhibit 99.1

PRESS RELEASE
November 14, 2008
For Immediate Release

For Further Information Contact:	Barry E. Backhaus
President and Chief Executive Officer
First Federal Bankshares, Inc.
712.277.0222

FIRST FEDERAL BANKSHARES, INC. REPORTS FINANCIAL RESULTS FOR FISCAL FIRST QUARTER 2009

Sioux City, Iowa.    First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market – “FFSX”), the parent company of Vantus Bank (the “Bank”), reported a net loss for the three months ended September 30, 2008, of $798,000, or $0.24 per diluted share, compared to net income of $415,000, or $0.13 per diluted share for the three months ended September 30, 2007.  During the most recent quarter, the Company recognized “other than temporary,” also known as “mark-to-market” or “fair value accounting” write downs totaling $1.8 million on the Company’s trust-preferred pooled securities portfolio.  Excluding this write down, management estimates the Company would have reported net income of $330,000 or $0.10 per diluted share.

Net interest income for three-month period ended September 30, 2008 was $4.5 million compared to $4.1 million for the three-month period ended September 30, 2007.  The net interest margin improved 72 basis points to 3.62% for the three months ended September 30, 2008, from 2.90% for the three months ended September 30, 2007.  The increase in margin was due to a generally lower interest rate environment that decreased the cost of the Company’s interest-bearing liabilities faster than the yields on interest-earning assets.  The margin improvement was partially offset by a decrease in the Company’s average interest-earning assets.  Average earning assets for the three months ended September 30, 2008, decreased $67.4 million to $501.7 million as compared to the same period last year.  Barry Backhaus, President and Chief Executive Officer, commented, “We are pleased that the Company has experienced increased net interest margins.” Backhaus continued, “The Company benefited from the decrease in the Federal Funds rate that has occurred over the last year.  Further declines in this key rate should continue to be favorable for the Company’s net interest margin.”

Excluding “other than temporary” write downs, non-interest income totaled $1.5 million for the three months ended September 30, 2008 and 2007.  Service charges on deposit accounts increased 32% or $249,000 over the same period last year.  Backhaus stated, “We have seen a significant increase in new checking accounts as a result of our name change and brand development initiatives, and additional accounts mean additional revenue through service charges, debit card activity and more." Backhaus continued, "We believe this is proof that those initiatives are beginning to show positive results."  The increase in non-interest income from service charges on deposit accounts was partially offset by declines in mortgage banking revenue and income derived from the sale of mutual funds and annuities.

Non-interest expense for the three months ended September 30, 2008, decreased $149,000 to $4.9 million as compared to the same period last year.  Compensation and benefit expense decreased to $2.6 million for the three months ended September 30, 2008 from $2.8 million for the three months ended September 30, 2007.  The decrease in compensation and benefit expense was attributed to a decline in costs associated with the Company’s defined benefit pension plan.  In addition, advertising, donations and

Exhibit 99.1

public relations expense declined to $222,000 for the three months ended September 30, 2008, as compared to $464,000 for the same period last year.  The decrease was attributed to one-time costs associated with the Bank’s name change, brand and image marketing that occurred in the previous year.  These decreases in costs were partially offset by an increase in data processing, ATM and debit card transaction costs and an increase in professional, insurance, and regulatory expenses.  Data processing, ATM and debit card transaction costs increased to $482,000 for the three months ended September 30, 2008, from $370,000 for the three months ended September 30, 2007.  This increase was partially due to the increased number of new checking accounts opened during the last twelve months as compared to the previous year.  In addition, the Company has been successful at increasing the number of internet and mobile banking users and the number of debit card transactions has increased. As a result, processing costs to service these channels have increased as compared to the previous year.  Professional, insurance, and regulatory expense increased $96,000 to $351,000 for the three months ended September 30, 2008, as compared to the three months ended September 30, 2007.  The recent clarifications of the “mark-to-market” or “fair value” accounting rules resulted in the Company incurring additional accounting and consulting costs.

The provision for loan losses for the three months ended September 30, 2008, was $713,000.  This compared to $21,000 for the quarter ended September 30, 2007.  The Company recognized a specific allowance of $700,000 on a loan for the development of commercial properties in Des Moines, Iowa.  The project is behind schedule and a recent appraisal revealed a significant decrease in the value of the project.  As a result, a specific allowance was warranted.

Although the level of non-performing assets has increased to $18.6 million at September 30, 2008 from $6.1 million at September 30, 2007, there was no change when compared to non-performing assets at June 30, 2008.  Non-performing assets have increased over the past year as a result of the well-publicized difficulties in the overall markets for commercial and residential real estate.

Total assets decreased by $81.2 million, or 13%, to $549.4 million at September 30, 2008, from $630.6 million at September 30, 2007.  Deposits totaled $435.8 million, a decrease of $31.4 million, or 7% over the previous year.

The Company’s tangible book value per share was $8.54 at September 30, 2008, compared to $9.68 at June 30, 2008. The decline in tangible book value per share was attributable to the Company’s net loss from operations for three months ended September 30, 2008, as well as an increase in accumulated other comprehensive loss, which is a component of stockholders’ equity.  This increase was caused by a decline in the fair value of the Company’s available-for-sale securities, most notably its portfolio of trust-preferred pooled securities.  The Company’s capital level exceeds all minimum regulatory capital requirements.

Other Matters

The Company previously announced that it had received a Nasdaq Staff Determination letter notifying the Company that it was late in filing its 10-K in a timely manner.  On November 13, 2008, the Company filed its form 10-K and the Company has received notification from Nasdaq that the Company is now in compliance with Nasdaq market rules.

About Vantus Bank

The Company’s banking subsidiary, Vantus Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, Vantus Bank is a community bank serving businesses and consumers in seven full-service offices

Exhibit 99.1

in northwest Iowa, a full-service office in South Sioux City, Nebraska, and seven full-service offices in central Iowa, including four in the Des Moines market area.

Certain matters in the press release are “forward-looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include words and phrases such as “believes” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe the Company’s future plans, objectives, or goals are forward-looking statements.  The Company wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect the Company’s financial performance and could cause results for future periods to differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of Company’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in Company’s markets and (x) changes in accounting principles, policies, or guidelines.

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FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30	June 30	September 30
(Dollars in thousands, except per share amounts)	2008	2008	2007
ASSETS
Cash and cash equivalents	$10,109	$12,491	$12,134
Securities available-for-sale, at fair value	76,953	84,229	113,442
Securities held-to-maturity, at cost	6,660	7,000	9,225
Mortgage loans held for sale	803	1,102	1,597
Loans receivable, net	391,940	407,819	432,215
Office property and equipment, net	18,516	18,762	17,877
Federal Home Loan Bank stock, at cost	3,760	4,283	4,911
Accrued interest receivable	2,675	2,535	3,171
Goodwill	-	-	18,417
Foreclosed and repossessed assets	9,883	873	2,251
Deferred tax asset	11,311	9,870	1,064
Other assets	16,798	16,042	14,257
Total assets	$549,408	$565,006	$630,561
LIABILITIES
Deposits	$435,847	$446,568	$467,280
Advances from FHLB and other borrowings	80,506	81,637	90,381
Advance payments by borrowers for taxes and insurance	382	884	308
Accrued interest payable	1,937	1,801	2,796
Accrued expenses and other liabilities	2,524	2,124	1,999
Total liabilities	521,196	533,014	562,764
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	51	51	51
Additional paid-in capital	39,535	39,505	39,314
Retained earnings, substantially restricted	31,073	32,581	59,035
Treasury stock, at cost	(28,536)	(28,536)	(28,536)
Accumulated other comprehensive loss	(13,390)	(11,062)	(1,432)
Unearned ESOP	(521)	(549)	(635)
Total stockholders' equity	28,212	31,990	67,797
Total liabilities and stockholders' equity	$549,408	$565,004	$630,561

Actual number of shares outstanding at end
of period, net of treasury stock	3,304,471	3,304,471	3,302,971
Average shares outstanding used to compute:
Basic earnings (loss) per share	3,304,471	3,244,570	3,263,662
Diluted earnings (loss) per share	3,304,471	3,244,570	3,277,349
Shareholders' equity to total assets	5.13%	5.66%	10.75%
Book value per share	$8.54	$9.68	$20.53
Tangible book value per share	$8.54	$9.68	$14.95

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended
	September 30
(Dollars in thousands, except per share amounts)	2008	2007
Interest on loans	$6,212	$7,430
Interest on investment securities	1,470	2,025
Interest on cash and cash equivalents	1	51
Total interest income	7,683	9,506
Interest on deposit liabilities	2,539	4,562
Interest on borrowings	639	864
Total interest expense	3,178	5,426
Net interest income	4,505	4,080
Provision for loan losses	713	21
Net interest income after provision	3,792	4,059
Service charges on deposit accounts	1,032	783
Fees on commercial and consumer loans	38	98
Other-than-temporary impairment of investment securities	(1,800)	-
Mortgage banking revenue	80	194
Earnings from bank owned life incsurance	146	137
Other income	220	309
Total non-interest income	(284)	1,521
Compensation and benefits	2,649	2,806
Office property and equipment	709	701
Data processing, ATM and debit card transaction
costs, and other item processing expense	482	370
Professional, insurance, and regulatory expense	351	255
Advertising, donations, and public relations	222	464
Communications, postage, and office supplies	202	211
Other expense	286	243
Total non-interest expense	4,901	5,050
Income (loss) before income taxes	(1,393)	530
Income tax expense (benefit)	(595)	115
Net income (loss)	$(798)	$415

Per share information:
Basic earnings (loss) per share	$(0.24)	$0.13
Diluted earnings (loss) per share	$(0.24)	$0.13
Cash dividends declared per share	-	$0.105

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months ended
	September 30
(Dollars in thousands, except per share amounts)	2008	2007
Average total assets	$555,717	$631,520
Average interest-earning assets	501,663	569,097
Average interest-bearing liabilities	473,130	514,897
Average interest-earning assets to average
interest-bearing liabilities	106.03%	110.53%

Activity in the allowance for loan losses during the period:
Balance at beginning of period	$5,894	$1,797
Provision for loan losses	713	21
Charge-offs:
Single-family mortgage loans	-	-
Commercial real estate loans	(221)	-
Commercial business loans	(860)	(56)
Consumer loans	(62)	(46)
Total loans charged-off	(1,143)	(102)
Recoveries	23	27
Charge-offs net of recoveries	(1,120)	(75)
Balance at end of period	$5,487	$1,743

Non-performing loans receivable	$8,755	$3,839
Other non-performing assets	9,883	2,251
Total non-performing assets	$18,638	$6,090
Non-performing loans as a percentage of total loans receivable	2.23%	0.88%
Total non-performing assets as a percentage of total assets	3.39%	0.97%
Allowance for loan losses to non-performing loans	62.67%	45.40%
Ratio of allowance for loan losses to total loans
held for investment at end of period	0.01%	0.40%

Selected operating data: (1)
Return on average assets	-0.57%	0.26%
Return on average equity	-9.85%	2.39%
Net interest rate spread	3.44%	2.48%
Net yield on average interest-earning assets (2)	3.62%	2.90%
Efficiency ratio (3)	81.41%	90.23%
(1) Annualized except for efficiency ratio.
(2) Net interest income, tax-effected, divided by average interest-earning assets.
(3) Non-interest expense divided by net interest income plus non-interest income, less gain (loss) on sale of other real estate owned, investments, and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	September 30	Average
(Dollars in thousands, except per share amounts)	2008	Rate
Time deposits maturing within …
Three months	$51,386	2.95%
Four to six months	56,825	3.58%
Seven to twelve months	39,536	3.32%
More than twelve months	93,027	3.84%
Total time deposits	$240,774	3.50%

FHLB advances and all other borrowings maturing within...
Three months	$63,756	1.97%
Four to six months	4,000	4.74%
Seven to twelve months	500	5.28%
More than twelve months	12,250	5.04%
Total FHLB advances and all other borrowings	$80,506	2.60%

	Three months ended
	September 30
	2008	2007
Market price per share:
High for the period	$7.95	$19.00
Low for the period	$1.85	$17.30
Close at end of period	$4.52	$17.40